This Agreement (“Agreement”) is made this 22 day of February 2005

Between

Karma Media, Inc., a company incorporated under the laws of the United States of America and having an address at 13101 Washington Blvd, 2nd Floor, Los Angeles, CA, USA (hereafter referred to as “Karma”) of the one part;

And

MAX Entertainment Sdn Bhd, a company incorporated under the laws of Malaysia and having an address at Level 20-1, CP Tower, No. 11, Jalan 11/16, 46350 Petaling Jaya, Selangor, Malaysia (hereinafter “MAX”) of the other part

(hereinafter, also collectively referred to as the “Parties”)

RECITALS

A.    Whereas Karma is a company engaged in the business of producing and distributing a multi-lingual travel show entitled “Estelle’s Paradise”;

B.    Whereas MAX is engaged, inter alia, in TV rights management, sponsorship  acquisition activities and licensing and merchandising, and has extensive knowledge in the above field;

C.    Karma is desirous of appointing MAX as its exclusive agent in Asia for distribution of certain of its listed products and to source for sponsorship in some of its listed projects and MAX is interested in accepting such appointment.

D.    The parties therefore enter into this agreement to record their agreed terms and conditions.

NOW THEREFORE, the Parties hereto agree as follows.

1.    TERMS AND CONDITIONS OF APPOINTMENT

1.1.    Karma hereby appoints MAX, and MAX hereby accepts the appointment, as its exclusive agent to provide the following services which MAX shall provide at its sole discretion:-

    (a)    Representation of all projects, products and interest in Asia as is listed in the Annexure hereto;

    (b)    Marketing and procurement of sponsorship relating to “Estelle’s Paradise”;

    (c)    Direct sales or distribution of the television show/s entitled “Estelle’s Paradise”.

1.2    In respect of the services mentioned in paragraph 1.1 above (“the Services”) MAX shall:

        (i)    Upon execution of this agreement MAX will disclose to Karma the identity of any potential Client/s for inclusion in Annexure B and if Karma is already in contact with that client/s, Karma will notify the Agent within 72 hours. For new potential Client/s during the term of this agreement, the same procedure will be applicable.

        (i)    Submit commercial proposals to the clients only after written prior approval is obtained from Karma such approval not to be unreasonably withheld;

        (ii)    Where clients are interested in pursuing the deal, MAX shall prepare a Deal Memo to be approved and executed by Karma and returned to MAX.  Karma shall be free to decide in its own absolute discretion whether to execute or not any such Deal Memo.

        (iii)    Once a Deal Memo is approved and executed by Karma, MAX shall execute the same in its capacity as Agent and forward the Deal Memo to the client for their execution and return.

        (iv)    Thereafter, MAX shall proceed to draft the long-form Agreements for execution by the Client.

        (v)    In the event Karma already has a standard Agreement  for execution by all 3 parties, Karma agrees to provide MAX with a sample of the Agreement and  where Karma approves of the deal with the client, the parties may proceed straight to the execution of the standard Agreements and need not execute steps provided in sub-paragraph (iii) to (v).

        (vi)    Karma agrees that any amendments to the standard Agreements sought to be made by Karma shall be notified to the Agent in writing prior to use of the amended agreement.

2.    CONSIDERATION

2.1    The Parties agree that as full and complete compensation for the performance and implementation of the Services, MAX will be entitled to the payment by Karma of a commission (the “Commission”) on each Agreement as defined in section 2.3. herebelow.

2.2.   Subject to Section 2.1., MAX will be entitled to the Commission stated below and in paragraph 2.3 for any of the Agreements executed by Karma (or by any agent nominee assignee or associate company of Karma) with each of the Companies as a result of the Services provided by MAX.

The Commission shall be determined as follows:

        (i)    25% on all gross TV revenue

        (ii)    25% on all gross sponsorship fees

2.3.    In relation to Agreements relating to sponsorship providing for payment in kind (i.e. supply of products or services free of charge) by the clients to Karma the Commission shall be as follows:

        (i)    10% of the value of the products and/or services actually delivered by the Companies  calculated by reference either (i) to the value as indicated in the relevant  Agreement; or, absent such indication, (ii) to the lowest price at which Karma reasonably would have been able to procure said products and/or services on the market as agreed by both Parties;

2.4.    In all cases, MAX shall invoice the client and collect the payment due to from the Companies under the Agreement and MAX shall then remit Karma portion in accordance with paragraphs 2.3 and 2.4 above within 30 days of its collection from the clients.

2.5.    Karma acknowledges that in respect of any of the clients, the actual collection of cash and/or actual receipt of payments in kind as provided by paragraph 2 herein shall represent final and conclusive evidence that MAX has fulfilled any and all of its obligations set forth in paragraph 1 in respect of such Company.

2.6.     MAX will make every endeavour to collect the monies owed by the Clients/Licensees in a timely manner but will not be held liable for any late or non-payments. In such an event MAX will produce evidence of such non or late payment from the Clients/Licensees and it will be to Karma’s discretion and their responsibility to seek legal action.

3.    DURATION

3.1.    This Agreement shall commence from the execution of this agreement by both parties and unless terminated pursuant to this Agreement, shall  end on ____ with an option to MAX to continue on similar terms for another year and expire on _____

3.2.    Commissions will be paid to MAX for monies collected from clients pursuant to all Agreements executed with the clients whilst this Agreement is still in force even if the collection is made after the expiry or sooner determination of this Agreement.

4.    TERMINATION

4.1.    Either party may at any time terminate this Agreement by giving prior written notice of one (1) month to the other party in the event of material breach by the other party of any of its obligations hereunder. Notwithstanding any such termination MAX shall be entitled to the Commission due from Karma according to what is provided in this Agreement. The obligation for Karma to pay such Commissions shall survive termination of this Agreement.

4.2.    This Agreement shall automatically terminate upon either Party’s bankruptcy or voluntary agreement with the creditors or upon appointing of a receiver over any of the asset of either Party.

5.    INDEMNITY

5.1    Each party shall indemnify and hold harmless the other party in respect of any claims brought against that party due the other party’s breach of this agreement or any third party intellectual property rights

6.    NOTICE

6.1    Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, transmitted by fax, or sent by international courier service or registered mail, charges prepaid, to the following address for service hereby respectively elected by the Parties:

If to Karma

ATTN : Dominique Einhorn

13101 Washington Blvd

2nd Floor

Los Angeles, CA 90066

USA

If to MAX:

ATTN : Ms. Belle Lee

Level 20-1, CP Tower

No. 11, Jalan 11/16

46350 Petaling Jaya

Selangor, Malaysia

6.2    Any such notice or other communication shall be deemed to have been given on the day on which it was received. Any Party may at any time change its address for service from time to time by giving notice to the other Party in accordance with this Section 6.

7.    MISCELLANEOUS

7.1    MAX may assign its rights, interests and obligations to any of its subsidiaries, holding company or related company without the consent of Karma provided written notice is given to Karma.

7.2    All amendments or waivers to any provisions of this Agreement shall be in writing and signed by both parties. A waiver by either Party of any breach of any of the provisions hereof shall not be deemed a waiver of any succeeding breach of such provision or as a waiver of any other provision.

7.3    If any provision of this Agreement shall be held null or unenforceable by any competent tribunal, court or governmental authority: (i) the Parties agree to negotiate in good faith to adapt such provision, its application and/or this Agreement generally only to the extent necessary to render this Agreement valid and enforceable in a manner that most closely and practicably respects the original intent of the Parties; and (ii) the remaining provisions of this Agreement shall not in any way be affected or impaired.

7.4    This Agreement shall be governed and construed in accordance with the English law.

7.5    All disputes arising from or in connection with this Agreement will be subject to the exclusive jurisdiction of the Malaysian Courts.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by representatives duly authorised thereunto as of the date first above written.

ANNEXURE A

Program/s To be Represented:

Services To Be Provided:

Territories:

Term:

Commission Structure:

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ANNEXURE B

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